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                                  EXHIBIT 10.1
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                              MYCOGEN CORPORATION
                             1992 STOCK OPTION PLAN

                PLAN AMENDMENT EFFECTIVE AS OF FEBRUARY 1, 1995
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          The Mycogen Corporation 1992 Stock Option Plan (the "Plan") is hereby amended (the "Plan Amendment"), effective as of the 1st day of February, 1995, as follows:

          1. Article One, Section V.A of the Plan is hereby amended in its entirety to read as follows:

          A. Shares of the Company's Common Stock shall be issuable under the Plan, and such shares may be obtained from either the Company's authorized but unissued shares of Common Stock or from shares of Common Stock reacquired by the Company and held as treasury shares. The aggregate number of shares available for issuance over the term of the Plan shall not exceed 5,566,719 shares of Common Stock/1/ subject to adjustment from time
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     to time in accordance with the provisions of this Section V.  To the extent one or more outstanding options under the 1983 Plan which have been incorporated into this Plan are subsequently exercised, the number of shares issued with respect to each such option shall reduce, on a share-for-share basis, the number of shares available for issuance under this Plan

          2. New Section III.E is hereby added to Article Four of the Plan to read as follows:

          As of February 1, 1995, the Board authorized an additional 1,000,000-share increase to the number of shares of Common Stock available for issuance over the term of the Plan. However, no option granted on the basis of such share increase shall become exercisable, in whole or in part, unless and until the Corporation's stockholders approve the increase. If such stockholder approval is not obtained at the 1995 Annual Stockholders Meeting, then any options previously granted on the basis of the 1,000,000-share increase shall terminate, and no further options based on such increase shall be granted. All outstanding options under the Plan which have NOT been granted on the basis of the 1,000,000-share increase shall remain outstanding in accordance with the terms and provisions of the agreements evidencing those grants, whether or not stockholder approval of the share increase is obtained. Subject to the foregoing limitations, the Plan Administrator may grant options under the Plan at any time before the date fixed herein for the termination of the Plan.

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/1/  Includes the 1,000,000-share increase approved by the Board as of
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February 1, 1995, subject to approval by the Company's stockholders at the 1995
Annual Stockholders Meeting.
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          2.   All capitalized terms in this Plan Amendment shall have the meanings assigned to such terms in the Plan. To the extent that there is a conflict between the provisions of the Plan and the provisions of this Plan Amendment, the provisions of this Plan Amendment shall take precedence.

          3. Except as modified by this Plan Amendment, the terms and provisions of the Plan shall continue in full force and effect.

          IN WITNESS WHEREOF, Mycogen Corporation has caused this Plan Amendment to be executed on its behalf by its duly-authorized officer as of the 1st day of February, 1995.


                              MYCOGEN CORPORATION


                              By: /s/ JERRY CAULDER
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                                    Jerry Caulder

                              Title:  Chairman and
                                      Chief Executive Officer